ECLIPSE ENTERTAINMENT GROUP, INC.
              10900 N.E. 8th Street, Suite 900
                     Bellevue, WA 98004

                     September 2, 1997

Attn: Franco Columbu
Franco Columbu Productions Inc.
1732 S. Sepulveda Blvd.
Los Angeles, CA 90025
By Fax: 310 477 6690

Re:  Agreement between Franco Columbu and Eclipse Entertainment
     Group, Inc. ("Eclipse")

The following, when signed by you ("Columbu") will confirm the terms of your Agreement with Eclipse regarding the provision of your personal services as a producer of the films, "Beretta's Island", "Double Cross", and "Assault of the Lost Goddess", and of your involvement with Eclipse on the following terms and conditions:

Employment

1. Engagement. Eclipse hereby engages you as a producer and as Vice President of Distribution to assist in developing, selling and promoting films for Eclipse. You will be engaged as an independent contractor and not as an employee.

2. Term and Exclusivity. From the date of signing this agreement to September 1, 1998, you shall devote all required time and energies to the business and affairs of Eclipse, subject to a reasonable time allowance for personal business, and shall use your best efforts, skill and abilities to promote this interest.

Office Facilities

3. From the date of signing this agreement to September 1, 1998, Eclipse shall have the right to use all of the facilities in your office which is located at 1732 S. Sepulveda Blvd., Los Angeles, California, including use of photocopy, fax, and telephones. Eclipse shall reimburse you for any long distance charges incurred and for office supplies which are used by Eclipse. Eclipse has the right to install its own telephone and fax in the office at its own cost.

Right of First Refusal

4. Eclipse shall have a Right of First Refusal for a term of five years from the date of signing this Agreement to meet any bona fide offer or offers to produce, finance or develop any film project which you are developing as a producer, and which you are ready and willing to accept. Prior to entering into an agreement with someone else, you will first communicate the terms of such offer or proposed agreement, including a copy of the written agreement accepted in writing by you containing a subject clause, subject to a Right of First Refusal, and Eclipse shall have a right for a period of 23 days from the receipt of the written agreement to exercise its right to enter into an agreement with you on the same terms.

5. As compensation for your personal services, for provision of office facilities, and for the Right of First Refusal you shall receive 25,000 shares of the common stock of Eclipse with a one year trading restriction, and such other amounts as are set out in this agreement.

"Beretta's Island"

6. You and Eclipse shall each own 50% of "Beretta's Island" and all rights attached to the picture. Eclipse has the right to purchase any portion of Columbu's percentage up to 100%, at a mutually agreed upon price at any time.

7. You assign to Eclipse the sole and exclusive right and license to exhibit, distribute and license under copyright the exhibition of "Beretta's Island" theatrically and non-theatrically, on television and other media, in all forms whether known or unknown without limitation, and all other intellectual property rights and ancillary rights in the picture for a period of seven years.

In consideration for assigning the above rights and licenses to Eclipse, you shall receive 100,000 shares of common stock of Eclipse with a one year trading restriction, and such other amounts as are set out in this agreement.

8. In consideration for the transfer of all rights, licenses and privileges attached to "Beretta's Island" Eclipse shall pay you US$75,000, payable as follows:

(a)  $25,000 on September 12, 1997;
(b)  $25,000 on October 29, 1997;
(c)  $25,000 on November 29, 1997.

9. All Revenues from "Beretta's Island" shall be divided as follows:

(a)  Eclipse - 50%
(b)  Columbu - 50%

10. Revenues shall be defined as the gross income actually received by either party out of or in connection with the picture.

11. Eclipse shall be entitled to a front single screen credit, and a credit in all marketing and advertising as follows:
"Eclipse Entertainment Group Presents". Eclipse has the right to substitute any other name for Eclipse Entertainment Group in the credits.

"Double Cross"

12. You and Eclipse shall co-produce "Double Cross". You shall carry out the duties and functions of producer of a feature film suitable for theatrical or cable release, as the duties of that position are commonly understood and rendered in the film production industry. Eclipse shall name one or more producers to work with you and you will work together, and in consultation with each other in all aspects of the remainder of production.

13. You and Eclipse shall both participate in all related promotional activities for the picture. The key personnel participating in the production of the Pilot shall each receive individual credit and Eclipse shall receive a front single screen credit and advertising print credit under the name of its choice.

14. Eclipse shall contribute the amount of US$150,000 to the production of "Double Cross" which is the budgeted cost of completing "Double Cross" not including promotion and distribution expenses. You covenant and agree that all of these monies be used in completing the production of the film and none of these monies are paid to you as any type of compensation. Eclipse shall make the funds available for production as follows:

a)  $50,000 on September 8, 1997;
b)  $50,000 on September 16, 1997;
c)  $50,000 on September 23, 1997.

15. You and Eclipse shall each own 50% of "Double Cross" and all rights attached to the picture. Eclipse has the right to purchase any portion of Columbu's percentage up to 100%, at a mutually agreed upon price at any time.

16. You assign to Eclipse the sole and exclusive right and license to exhibit, distribute and license under copyright the exhibition of "Double Cross" theatrically and non-theatrically, on television and other media, in all forms whether known or unknown without limitation, and all other intellectual property rights and ancillary rights in the picture for a period of seven years.

17. In consideration for the transfer of all rights, licenses and privileges attached to "Double Cross", and for producing the picture, Eclipse shall pay you 150,000 shares of common stock in Eclipse, with a one year trading restriction.

18.  The Revenues of "Double Cross" shall be divided as follows:

(a)  Eclipse - 50%
(b)  Columbu - 50%

19. Revenues shall be defined as the gross income actually received by either party out of or in connection with the picture.

"Assault of the Lost Goddess"

20. You and Eclipse shall co-produce "Lost Goddess". You shall carry out the duties and functions of producer of a feature film suitable for theatrical or cable release, as the duties of that position are commonly understood and rendered in the film production industry. Eclipse shall name one or more producers to work with you and you will work together and in consultation with each other in all aspects of production. In the event of any disagreement, the party which contributes the majority of the production financing shall have final say.

21. You and Eclipse shall both participate in all related promotional activities for the picture. The key personnel participating in the production of the Pilot shall each receive individual credit and Eclipse shall receive a front single screen credit and advertising print credit under the name of its choice.

22. Eclipse shall contribute the amount of US$100,000 to the production of "Assault of the Lost Goddess" towards the budgeted cost of completing the picture. You covenant and agree that all of these monies be used in completing the production of the film and none of these monies are paid to you as any type of compensation. Eclipse shall make the funds available for the production as follows:

(a)  $20,000 on September 16, 1997; and
(b)  $80,000 when required for production.

23. You and Eclipse shall each own a percentage of "Assault of the Lost Goddess" which is equivalent to the percentage of the cost of producing and distributing the film which each party contributes. Eclipse reserves the right to invest up to one hundred percent of the total budget. Budget to be approved by Eclipse.

24. You assign to Eclipse the sole and exclusive right and license to exhibit, distribute, and license under copyright the exhibition of "Assault of the Lost Goddess" theatrically and non-theatrically and on television in all forms whether known or unknown without limitation, and all other intellectual property rights and ancillary rights in the picture for a period in perpetuity.

25. Before any profits from "Assault of the Lost Goddess" are distributed to the parties, each party shall first recoup their expenses in the production and distribution of the picture pari-passu.

26. The Net Profits of "Assault of the Lost Goddess" shall be divided in accordance with the division of ownership which is calculated by the percentage of the cost of producing and distributing the film which each party contributes.

27. Net Profits of "Assault of the Lost Goddess" shall be defined as the gross income actually received by either party out of or in connection with the picture less all costs as disclosed in the Budget, less all third party distribution, exhibition, promotion and other like fees and expenses and less any legal and administrative fees and expenses incurred in connection with the picture.

Distribution

28. Franco Columbu will provide to Eclipse, at his expense, a master print of "Beretta's Island" and "Double Cross". Any costs for copies or prints required by buyers or sub-distributors of the films will be incurred by the buyer or sub-distributor and not by Eclipse.

29. Eclipse will pay only for costs directly related to marketing, advertising, promotion, film markets and related travel expenses of "Beretta's Island", "Double Cross", "Assault of the Lost Goddess", and any future projects. All expenses must be approved by Eclipse.

30. Eclipse will have final authority over any matters relating to the distribution of "Beretta's Island", "Double Cross", "Assault of the Lost Goddess", and any future projects.

All Pictures

31.  Eclipse shall have the right to use and to license the use of your name, sobriquet, photography, likeness, voice and
caricature in connection with Eclipse and all of 	the pictures.

32. You shall make available to Eclipse all physical elements of the pictures "Beretta's Island", "Double Cross" and "Assault of the Lost Goddess" and all documents and accounting information related to the picture including all title and other reports and searches, insurance policies, rights transfers and other contracts, copyright and trademark searches and registrations, legal or their expert opinions, all draft and final budgets, accounting books, general ledger, receipts, and all drafts and versions of the screenplays

33. You make the following representations and warranties relating to each of the pictures "Beretta's Island", "Double
Cross", and "Assault of the Lost Goddess":

(a) you represent and warrant that you do know of any claims or legal proceedings against you or any production company owned by you, and any of its agents or employees, related to the production or distribution of any of the pictures;

(b) you have clear title to the script and underlying ideas and characters in each of the pictures, and you have written agreements with the creators authors, writers and owners of all material in the pictures, and you have registered, or are capable of registering copyright in the screenplays of the pictures;

(c) you have releases from all persons who appear in the pictures;

(d)  you have written releases and authorization to use Arnold
Schwartzenegger's name and likeness in connections with "Beretta's Island";

(e) you have synchronization and performance licenses from the composers or copyright owners of all music used in the pictures; and

(f) none of the pictures or their screenplays contain any material which constitutes defamation or invasion of privacy.

34. If at any time Eclipse or its assignees or licensees are alleged to be in breach or default of any provision of this agreement, you shall be limited to a claim for damages in an action at law and you specifically covenant and agree that you will not be entitled to seek, obtain or enforce an injunctive or other equitable relief unfettered exercise by Eclipse of all rights, interests, licenses and property granted herein.

35. Eclipse shall have the right to assign this agreement and any of the rights granted herein, in whole or in part, to any person, firm, corporation or entity, and nothing contained therein shall imply anything to the contrary. Upon the assignee's assumption of the obligations of Eclipse with respect to the rights so assigned, Eclipse shall be relieved of all such obligations.

36. Writer agrees to sign a long form of this Agreement, and all other documents which are required to carry out the terms of this Agreement.

Agreed to and Accepted:

ECLIPSE ENTERTAINMENT GROUP, INC.


By: /s/  Arthur Birzneck
Arthur Birzneck, President

/s/  Franco Columbu
Franco Columbu